Exhibit 4.2

Form of Warrant

THIS WARRANT AND THE EUSP COMMON STOCK ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED OR QUALIFIED FOR SALE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION OR AN EXEMPTION THEREFROM UNDER SAID ACT AND ANY STATE SECURITIES LAWS WHICH MAY BE APPLICABLE. ADGE MAY REQUIRE AN OPINION OF COUNSEL BEFORE IT EFFECTS ANY TRANSFER ON ITS BOOKS AND RECORDS OF THIS WARRANT OR THE EUSP COMMON STOCK ISSUABLE UPON EXERCISE HEREOF.

WARRANT ISSUED BY AMERICAN DG ENERGY INC.

TO PURCHASE SHARES OF COMMON STOCK OF

EUROSITE POWER INC. OWNED BY IT

Key Terms/Definitions:

ADGE:	American DG Energy Inc., a Delaware corporation
EUSP:	EuroSite Power Inc., a Delaware corporation and a majority owned subsidiary of ADGE
Holder:
“EUSP Common Stock”:	Common Stock of EUSP owned by ADGE
Number of shares of EUSP Common Stock issuable on full exercise of Warrant (subject to adjustment):	___________ shares
Exercise Price per share of EUSP Common Stock (subject to adjustment):	$0.60
Expiration Date:	Three (3) years from the effective date of this agreement

THIS IS TO CERTIFY that, for value received and subject to the provisions hereinafter set forth, that the Holder, or permitted assigns, is entitled to purchase from ADGE at any time on or after the date hereof and on or before the Expiration Date the number of shares of EUSP Common Stock set forth in the table above, subject to the terms, provisions and conditions hereinafter set forth, at the Exercise Price per share.

ADGE shall give the Holder written notice of the pendency of the Expiration Date at least 10 days, but not more than 60 days, prior to the Expiration Date. If ADGE fails to serve the Expiration Notice upon the Holder within the required time period, the Expiration Date shall be deemed to have been extended and this Warrant shall continue to be exercisable by the Holder until 10 days after ADGE delivers a delinquent Expiration Notice to the Holder referencing the new, extended Expiration Date.

Tender of the price paid to purchase this Warrant shall be made by delivery of a bank check payable to ADGE or by wire transfer to ADGE’s designated bank account, together with one executed copy of this Warrant.

SECTION 1. EXERCISE OF WARRANT.

This Warrant may be exercised in whole or in part at any time by the surrender of this Warrant (with the subscription form at the end hereof duly completed and executed) at the principal office of ADGE and upon payment to ADGE of the aggregate Exercise Price for the shares being purchased. Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is to be made in connection with a sale of EUSP, the exercise of any portion of this Warrant may, at the election of the Holder, be conditioned upon the consummation of such sale, in which case such exercise shall not be deemed to be effective immediately prior to the consummation of such transaction.

If this Warrant is exercised in respect of less than all of the shares of EUSP Common Stock at the time purchasable hereunder, the Holder shall be entitled to receive a new Warrant of like tenor to this Warrant covering the number of shares in respect of which this Warrant shall not have been exercised.

The EUSP Common Stock issuable upon the exercise of this Warrant shall be deemed to have been issued to the Holder at the time of such exercise, and the Holder shall be deemed for all purposes to have become the record holder of the EUSP Common Stock at such time. Certificates for shares of the EUSP Common Stock purchased upon exercise or partial exercise of this Warrant shall be delivered by ADGE to Holder within five business days after the date of exercise.

This Warrant and all rights and options hereunder shall expire on the Expiration Date (as the same may be modified as provided herein), and shall be wholly null and void to the extent this Warrant is not exercised before it expires.

SECTION 2. RESERVATION.

ADGE will at all times prior to the Expiration Date keep available such number of the shares of the EUSP Common Stock owned by it solely for the purpose of issuance upon the exercise of the rights represented by this Warrant as herein provided for, as may at any time be issuable upon the exercise of this Warrant.

SECTION 3. STOCK DIVIDENDS, ETC.

The per share Exercise Price and the number of shares deliverable hereunder shall be adjusted as hereinafter set forth:

Section 3.1. Stock Dividends, Subdivisions and Combinations. In case after the date hereof EUSP shall:

(a) take a record of the holders of EUSP Common Stock for the purpose of entitling them to receive a dividend payable in, or other distribution of, EUSP Common Stock, or

(b) subdivide its outstanding shares of EUSP Common Stock into a larger number of shares of EUSP Common Stock, or

(c) combine its outstanding shares of EUSP Common Stock into a smaller number of shares of EUSP Common Stock,

then the per share Exercise Price shall be adjusted, for the purpose of preserving the economic value of this Warrant, to the price determined by multiplying the per share Exercise Price in effect immediately prior to such subdivision or combination or the taking of a record of holders in respect of such payment or distribution, as the case may be (each, a “Triggering Event”) by a fraction (i) the numerator of which shall be the total number of outstanding shares of EUSP Common Stock immediately prior to such Triggering Event, and (ii) the denominator of which shall be the total number of outstanding shares of EUSP Common Stock immediately after such Triggering Event.

Section 3.2. Adjustment of Number of Shares Purchasable. Upon each adjustment of the per share Exercise Price, the number of shares of EUSP Common Stock subsequently purchasable hereunder shall be an amount equal to the(i) the number of shares of EUSP Common Stock purchasable hereunder immediately prior to such adjustment multiplied by (ii) a quotient derived by dividing the aggregate Exercise Price in effect immediately before such adjustment by the per share Exercise Price in effect immediately following such adjustment or readjustment.

Section 3.3. Notice of Adjustments. Whenever the per share Exercise Price or number of shares deliverable upon exercise of this Warrant shall be adjusted pursuant to this Section 3, ADGE shall promptly prepare a certificate signed by the President or a Vice President and by the Treasurer or an Assistant Treasurer of ADGE setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated (including a description of the basis on which the Board of Directors of ADGE made any determination hereunder), and shall promptly cause copies of such certificate to be mailed (by first class mail, postage prepaid) to the Holder.

SECTION 4. MERGERS, CONSOLIDATIONS, SALES.

In the case of any consolidation or merger of EUSP with another entity (regardless of whether EUSP is the surviving entity), or the sale of all or substantially all of its assets to another entity, or any reorganization or reclassification of the EUSP Common Stock or other equity securities of EUSP, then, lawful and adequate provision shall be made by ADGE, to the extent possible, whereby the Holder shall thereafter have the right to receive upon the basis and upon the terms and conditions specified herein and in lieu of the shares of EUSP Common Stock immediately theretofore purchasable hereunder, such shares of stock, securities or assets (including, without limitation, cash), if any, as may (by virtue of such consolidation, merger, sale, reorganization or reclassification) be issued or payable with respect to or in exchange for a number of outstanding shares of EUSP Common Stock equal to the number of shares of EUSP Common Stock immediately theretofore so purchasable hereunder had such consolidation, merger, sale, reorganization or reclassification not taken place, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holder to the end that the provisions hereof shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon exercise of this Warrant. ADGE shall not consent to any such consolidation, merger or sale of EUSP unless (a) ADGE or EUSP provides the holder hereof with not less than 10 days prior written notice of such consolidate.0on, merger or sale (provided that the failure to give such notice shall not affect the validity of such corporate event), and (b) prior to the consummation thereof, ADGE confirms its obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

SECTION 5. DISSOLUTION OR LIQUIDATION.

If EUSP declares or pays a dividend upon the EUSP Common Stock payable otherwise than in cash out of earnings or earned surplus (determined in accordance with generally accepted accounting principles, consistently applied) except for a stock dividend payable in shares of EUSP Common Stock (a “Liquidating Dividend”), then ADGE shall pay to the Holder at the time of payment thereof the Liquidating Dividend which would have been paid to such holder on the EUSP Common Stock had this Warrant been fully exercised immediately prior to the date on which a record is taken for such Liquidating Dividend, or, if no record is taken, the date as of which the record holders of EUSP Common Stock entitled to such dividends are to be determined.

SECTION 6. NOTICE OF DIVIDENDS; PAYMENTS.

If the Board of Directors of EUSP shall declare any dividend or other distribution on any class of its EUSP Common Stock except by way of a stock dividend payable in EUSP Common Stock on its EUSP Common Stock, ADGE shall mail notice thereof to the Holder not less than 10 days prior to the record date fixed for determining shareholders entitled to participate in such dividend or other distribution, and the Holder shall be entitled to receive, on the exercise of this Warrant, cash or other property from ADGE in an amount and of the same type (cash or property) equal to that which the holder would have been entitled to receive if the unexercised portion hereof had been exercised as of the record date of such dividend or distribution.

SECTION 7. NO FRACTIONAL SHARES.

No fractional shares shall be issued upon the exercise of this Warrant under any circumstances.

SECTION 8. RESTRICTIONS ON TRANSFERABILITY OF WARRANTS AND SHARES; COMPLIANCE WITH LAWS.

Notwithstanding anything contained in this Warrant to the contrary, the terms and provisions of this Section 8 of this Warrant remain in full force and effect at all times and shall survive the Expiration Date.

Section 8.1. In General. This Warrant and the shares of EUSP Common Stock issued upon the exercise hereof shall not be transferable except upon the conditions hereinafter referred to, which conditions are intended to ensure compliance with the provisions of the Securities Act of 1933, as amended (or any similar federal statute at the time in effect) (the “Securities Act”), and any applicable state securities laws in respect of the transfer of this Warrant or any such shares. Any attempt to transfer such Warrant or such shares except in accordance with the terms hereof shall, to the extent legally enforceable, be void.

Section 8.2. Restrictive Legends. Each Warrant and each certificate for shares of EUSP Common Stock issued upon the exercise of any Warrant shall bear a customary restrictive legend relating to securities laws compliance until counsel for ADGE determines that such legend is no longer legally required. This Warrant and any shares of EUSP Common Stock issuable upon exercise hereof may be transferred only in accordance with the provisions of such legend, including the legend set forth on the first page hereof.

Section 8.3. Accredited Investor. The initial Holder of this Warrant represents that it is an “accredited investor” as defined in the rules and regulations under the Securities Act.

SECTION 9. EXERCISE IN FULL AND ASSIGNMENT ONLY IN FULL.

This Warrant may only be exercised or assigned for the number of shares of EUSP Common Stock subject hereto. If this Warrant is assigned in full, this Warrant shall be surrendered at the principal office of ADGE (with the assignment form at the end hereof duly executed), and thereupon a new Warrant of like tenor to this Warrant shall be issued to the assignee covering the number of shares of EUSP Common Stock then issuable upon exercise of this Warrant.

SECTION 10. LOST, STOLEN WARRANTS, ETC.

In case this Warrant shall be mutilated, lost, stolen or destroyed, ADGE may issue a new Warrant of like date, tenor and denomination and deliver the same in exchange and substitution for and upon surrender and cancellation of the mutilated Warrant, or in lieu of the Warrant lost, stolen or destroyed, upon receipt of evidence satisfactory to ADGE of the loss, theft or destruction of such Warrant, and upon receipt of indemnity satisfactory to ADGE. All warrants hereafter issued in exchange or substitution for this Warrant shall be substantially in the form hereof.

SECTION 11. WARRANT HOLDER RIGHTS.

This Warrant does not confer upon the holder hereof any right to vote or to consent or to receive notice as a shareholder of EUSP, as such, in respect of any matters whatsoever, or any other rights or liabilities as a shareholder, prior to the exercise hereof as hereinbefore provided.

SECTION 12. GOVERNING LAW.

This Warrant shall be governed by the laws of the State of Delaware.

(Signature page immediately follows.)

IN WITNESS WHEREOF, ADGE has caused this Warrant to be signed by a duly authorized officer.

Dated: October 3, 2014

AMERICAN DG ENERGY INC.

By:
John H. Hatsopoulos, Chief Executive Officer

The initial Warrant Holder hereby confirms

the representations and covenants contained

in Section 8:

___________________________________

SUBSCRIPTION FORM

The undersigned,____________________________, pursuant to the provisions of the within Warrant, hereby elects to exercise said Warrant to purchase from American DG Energy Inc. the full number of shares of EUSP Common Stock covered by the within Warrant.

Signature
Address:

Dated: _____________________________

FULL ASSIGNMENT

FOR VALUE RECEIVED, ____________________________ hereby sells, assigns and transfers unto_________________________ with an address of ____________________the within Warrant and all rights evidenced thereby and does irrevocably constitute and appoint ___________________________, attorney, to transfer the said Warrant on the books of American DG Energy Inc.

Assignor

Dated: ______________________________